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                                                                    EXHIBIT 99.1
                                                                    ------------

                              FOR IMMEDIATE RELEASE

                      ENVIROGEN ANNOUNCES NASDAQ DELISTING

LAWRENCEVILLE, N.J., February 5, 2003 - Envirogen, Inc. (NASDAQ: ENVG) announced that the Nasdaq Listing Qualifications Staff notified Envirogen on January 29, 2003 that it has not complied with the minimum $1.00 closing bid price per share requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that it does not meet the initial inclusion requirements of The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Accordingly, Envirogen's common stock will be delisted from The Nasdaq SmallCap Market at the opening of business on Friday, February 7, 2003. Robert S. Hillas, President and CEO of Envirogen stated, "our pending agreement for Shaw Environmental & Infrastructure, Inc. to acquire Envirogen announced January 31, 2003 convinced us that appealing Nasdaq's decision would be unnecessarily costly with no ultimate benefit to shareholders."

Envirogen's common stock will be eligible for trading on the Over-the-Counter
(OTC) Bulletin Board beginning on February 7, 2003. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports through a highly sophisticated computer network. Investors work through a broker/dealer to trade OTC Bulletin Board securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found on the internet at www.otcbb.com.

Envirogen's trading symbol will remain "ENVG" on the OTC Bulletin Board. However, some internet quotation services add an "OB" to the end of the symbol and will use "ENVG.OB" for the purpose of providing stock quotes.

Envirogen is a broad-based environmental systems and services company providing its customers with the maximum benefit per dollar spent for environmental protection. Through the application of its industry leading technologies, Envirogen provides cost-effective means to remove pollution from the air, water and soil.

Statements made in this press release related to the transaction are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Envirogen's filings with the Securities and Exchange Commission could affect such results.

For additional information, contact:
Mark J. Maten                                           Envirogen, Inc.
Vice President Finance and CFO                          4100 Quakerbridge Road
Tel: (609) 936-9300                                     Lawrenceville, NJ  08648